UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 1, 2019

MEDNAX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-12111	26-3667538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Concord Terrace

Sunrise, Florida 33323

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code (954) 384-0175

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2019, MEDNAX, Inc., a Florida corporation (the “Company”), through a wholly-owned subsidiary of the Company, entered into a second amendment (the “Second Amendment”) to that certain Employment Agreement, dated August 7, 2011, as amended (the “Employment Agreement”), with Roger J. Medel, M.D., the Chief Executive Officer and a director of the Company. Pursuant to the Second Amendment, effective July 1, 2019, Dr. Medel has elected to reduce his annual base salary from $1 million to $1.00 on a net basis, after applicable withholding and employment taxes with respect to taxable perquisites (but not with respect to any performance bonus or equity awards issued to Dr. Medel) or employer-provided group health and welfare benefits (the “Salary Reduction”). The Second Amendment also provides that any (i) performance bonus, (ii) disability payments, (iii) severance payments and (iv) compensation for services provided post-termination payable to Dr. Medel would be paid based on Dr. Medel’s base salary in place immediately prior to the Salary Reduction.

The Company expects to file the Second Amendment as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2019. The foregoing description is qualified in its entirety by reference to the complete text of the Second Amendment, when filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDNAX, INC.

Date: July 8, 2019	By:	/s/ Stephen D. Farber
Stephen D. Farber
Chief Financial Officer